Exhibit (a)(24)

                                       CSX
                                       Corporation
                                       Corporate Communications
                                       P.O. Box 65629
                                       Richmond, Virginia  23285-5629
                                       http://www.csx.com



         NEWS



         CONTACTS:

                   CSX Corporation          Kekst and Company
                   Thomas E. Hoppin         Richard Wolff
                   (804) 782-1450           (212) 593-2655


         FOR IMMEDIATE RELEASE:


                  CSX SAYS APPARENT VOTE WILL NOT ALTER CSX AND
                       CONRAIL'S ABILITY TO COMPLETE MERGER

                   RICHMOND, VA -- Jan. 17, 1997 -- CSX Corp. (CSX)

         (NYSE: CSX) said that today's apparent vote by Conrail share-

         holders refusing to opt out of the Pennsylvania Control Trans-

         action statute will not alter its firm commitment to the CSX-

         Conrail merger and will not affect the ultimate outcome.


                   John W. Snow, chairman, president and chief executive

         officer of CSX, issued the following statement:


                   "In light of Norfolk Southern's calculated and mas-

         sive disinformation campaign coupled with its last-ditch, con-

         ditional 9.9% tender offer intended to provide Conrail share-

         holders with over $1 billion in cash as payment for a "no"

         vote, this apparent outcome is not surprising.  The apparent

         "no" vote procured by Norfolk Southern simply postpones the eventual completion of our strategic merger of equals and

         delays the ability of Conrail's shareholders to receive the full consideration that will be provided by the CSX-Conrail transaction.


                   "We remain fully and firmly committed to the CSX-

         Conrail merger of equals.  We are confident we will eventually prevail with Conrail's shareholders and then present a compel-

         ling application for approval of the merger to the Surface

         Transportation Board.


                   "Norfolk Southern has succeeded only in confusing the

         issue.  The CSX-Conrail merger remains the right merger, of the right companies, at the right price and, in time, it will be approved.


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                   "There is not now, nor will there be, a viable alter-

         native to the CSX-Conrail merger.  The CSX and Conrail boards both have committed that neither company will even hold discus-

         sions with any other company regarding a business combination for at least two years, and the Federal courts and the Surface

         Transportation Board (STB) both have upheld that key provision of the CSX-Conrail merger agreement.


                   "We have no intention of amending or altering our

         merger agreement in any way in light of this apparent vote.

         Those who voted against the opt-out in the expectation that their vote will force CSX to raise its price will be disap-

         pointed.  We believe the CSX transaction provides the maximum value to all Conrail constituents.


                   "CSX and Conrail's managements are now preparing a

         compelling case demonstrating the unique commercial and public policy benefits of the merger, which will be presented to the

         STB in March of 1997.  This case will also demonstrate to

         investors the clearly realizable financial synergies, new busi-

         ness opportunities and transportation efficiencies that will result.  At an appropriate time, Conrail will again hold an opt-out vote and, ultimately, we will proceed with the success-

         ful completion of this merger.


                   "Our commitment to completing this merger at the

         stated terms is unflagging," Snow concluded.


                   CSX also corrected four other matters raised in Nor-

         folk Southern's disinformation campaign:


                   - Contrary to statements made by Norfolk Southern, both CSX and Conrail have repeatedly stated they will not meet with Norfolk Southern until after they have rebuffed all challenges to the CSX-Conrail merger.

                   - Norfolk Southern's claims that the Conrail board can be replaced in 1997 simply are erroneous. This situation is not possible. Conrail has a staggered board and Conrail's shareholder rights plan (poison pill) can be redeemed or altered only by participation of the current Conrail board, which is unified in its support of the CSX-Conrail merger.

                   - Any offer from Norfolk Southern must be dis-counted - for at least the length of the two-year exclusivity period. Conrail's Board has never expressed an interest in entering into merger negotiations with Norfolk Southern at the end of the two year exclusivity period.

                   - There are no circumstances under which the STB can force the Conrail board to accept a merger with Norfolk Southern without the Conrail Board's approval. The Conrail Board, unified in its support of the CSX-Conrail merger, has repeatedly rejected Norfolk Southern's over-tures.



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                   CSX, headquartered In Richmond, VA, is an interna-

         tional transportation company offering a variety of rail,

         container-shipping, intermodal, trucking, barge and contract logistics management services.  CSX's home page on the Internet can be reached at http://www.CSX.com.


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